Exhibit 10(f)

      PICCADILLY CAFETERIAS, INC. SUPPLEMENTAL EMPLOYEE DEFERRAL PLAN

WHEREAS, Piccadilly Cafeterias, Inc. (the Company) maintains the Piccadilly Cafeterias, Inc. 401(k) Plan (the 401(k) Plan) for the benefit of eligible employees of the Company under which (1) eligible employees can agree to have contributions (401(k) Contributions) made out of a portion of their compensation, and (2) the Company makes "Matching Contributions" for some of the eligible employees equal to 50% of the first 6% of compensation contributed as 401(k) Contributions; and

WHEREAS, the Company desires to establish a non-qualified deferred compensation plan, in order to enable employees who are prevented from making full use of the 401(k) Plan because of dollar limitations under the Internal Revenue Code (the Code) to contribute additional amounts on a tax-deferred basis, and to provide for Company matching contributions with respect to some of those additional contributions; and

WHEREAS, Morrison Restaurants, Inc., which has been acquired by the Company, has sponsored a plan for certain of its employees known as the Non-Qualified Deferred Compensation Plan of Morrison Fresh Cooking, Inc. (the Morrison Plan), and the Company desires to replace the Morrison Plan for those employees with the new plan; and

NOW,   THEREFORE,  Piccadilly  Cafeterias,  Inc.  hereby  establishes   the
Supplemental Employee Deferral Plan (the Plan), effective March 1, 2000, to read in its entirety as follows:


                               I. DEFINITIONS

I.1 COMPENSATION. The term "Compensation" shall mean all amounts treated as "Compensation" under the 401(k) Plan, but without regard to the dollar limit imposed by Code Section 401(a)(17), and without deducting Supplemental Employee Deferrals under this Plan.

I.2  OTHER DEFINED TERMS.   All  capitalized  terms that are not defined in
this document but are defined in the 401(k) Plan document shall have the meaning given to them in the 401(k) Plan document.

                              II. PARTICIPATION

II.1 ELIGIBILITY. Every Participant in the 401(k) Plan shall be eligible to participate in this Plan (an "Eligible Employee") in a year if his Compensation for the preceding year exceeded the amount set forth at Code
Section 414(q)(1)(B)(i) (or any successor law). For example, the Participants whose Compensation exceeded $80,000 in the year 1999 are Eligible Employees in the year 2000.

II.2 PARTICIPATION. Participation is elective annually. In order to participate an Eligible Employee must execute a Supplemental Employee Deferral Agreement ("Agreement"). The effective date of the Agreement shall be the first day of the calendar year, if made before the year begins, or if the Agreement is executed later, the first day of the calendar quarter following receipt of the Agreement by the Plan Administrator. For the first year of the Plan, the earliest possible effective date of an Agreement is March 1,2000.

                              III. CONTRIBUTIONS

III.1 SUPPLEMENTAL EMPLOYEE DEFERRALS. a. In his Agreement an Eligible Employee shall agree to reduce his Compensation by an amount, known as a "Supplemental Employee Deferral", that is a percentage of the Eligible Employee's Compensation in each of the pay periods during the portion of the calendar year beginning with the effective date of his participation. The elected percentage cannot exceed 15%, less the maximum deferral percentage allowed under the 401(k) Plan for that year in order to comply with Code Sections 401(k)(3) and 401(m), based on calculations made by the Plan Administrator. No reduction from the 15% limit shall be imposed with respect to Compensation that the Eligible Employee is unable to defer under the 401(k) Plan because of having reached the limit under Code Section 402(g) or because his Compensation exceeds the amount that can be taken into account under Code Section 401(a)(17).

b. An Eligible Employee who has made Supplemental Employee Deferrals shall be known as a Participating Employee.

c. A Participating Employee may modify or revoke his Agreement during a calendar quarter, effective at the beginning of the calendar quarter that next follows receipt of the amendment or revocation by the Plan Administrator. A Participating Employee who discontinues participation during a year will not be allowed to resume participating that year.

d. In addition, a Participant can elect to have his Supplemental Deferrals automatically increased to take into account any limit imposed on deferrals under the 401(k) Plan (that is, a limit imposed by the Plan Administrator in order to assure that the 401(k) Plan meets the discrimination tests under Code Sections 401(k)(3) and 401(m)), so that the total of the rates of deferral under the two plans remains the same as the total of the rates in effect as of the most recent date under Paragraph (c) of this Section 3.1.

III.2 SUPPLEMENTAL MATCHING CONTRIBUTIONS. The Company shall make Supplemental Matching Contributions for each Participating Employee who is eligible for Matching Contributions with respect to any Elective Contributions he makes under the 401(k) Plan for that year. The Supplemental Matching Contribution for each pay period shall be equal to A minus B, where: A equals the lesser of (i) 50% of the Participating Employee's Supplemental Employee Deferrals for the pay period or (ii) 3% of the Participating Employee's Compensation for the pay period, and B equals the amount of any Matching Contribution under the 401(k) Plan for that pay period.

                          IV.  PLAN ADMINISTRATION

IV.1 PLAN ADMINISTRATION. The Pension Committee appointed by the Board of Directors of the Company shall administer the Plan, and is referred to hereafter as the "Plan Administrator". If a Participating Employee is a member of the Benefits Committee he shall not participate in any decision that specifically affects his benefit.

IV.2 ACCOUNTING. The Plan Administrator shall establish and maintain a separate Employee Deferral Account for each Participating Employee, and a separate Matching Contribution Account for each Participating Employee who benefits from Supplemental Matching Contributions. A Participating Employee's Employee Deferral Account shall be credited with all of the Participating Employee's Supplemental Employee Deferrals, and the Participating Employee's Matching Contribution Account shall be credited with all Supplemental Matching Contributions made on his behalf. When the term "Account" is used herein without specifying the type of account, it shall refer to all of a Participating Employee's account balances. Accounts shall be credited with contributions as of the same dates that contributions for the same period are contributed to the trustee of the 401(k) Plan.

IV.3 TRANSFERS FROM MORRISON PLAN. Effective March 1, 2000, all amounts credited to an employee's accounts under the Morrison Plan shall be transferred to this Plan and credited to the employee's Employee Deferral Account under this Plan, even if the employee is not an Eligible Employee.

IV.4 EARNINGS. Earnings and losses shall be allocated to a Participating Employee's Accounts based on the performance of one or more investment funds ("Funds") selected by the Participating Employee from a menu of Funds offered by the Plan Administrator. Earnings and losses shall be credited to the Accounts as if the contributions credited to the Accounts had actually been invested in the Funds in the proportions elected by the Participating Employee. During the month of December the Participating Employee can submit to the Plan Administrator, on a form provided by it, a change of his choice of Funds to be used to measure the performance of his Accounts, effective the first day of the following year.

IV.5 FUNDING. The Company is under no obligation to actually invest the contributions in any particular way, but the Company has the discretion to establish a trust ("Trust") and invest the contributions in the Funds or in any other way that the Company elects.

IV.6 EFFECT OF INSOLVENCY. The insolvency or bankruptcy of the Company shall not affect the allocation of gains and losses of the elected Funds to a Participating Employee's Accounts, even though no amounts are actually delivered to the Trust, and the continued allocation of gains or losses of such Funds even if any Trust assets are depleted as a result of payments made to creditors.

                             V.  DISTRIBUTIONS


V.1 ENTITLEMENT. Upon the termination of a Participating Employee's employment with the Company for any reason, the Participating Employee, or, in the event of termination of employment by reason of death, the Participating Employee's beneficiary, shall be entitled to payment of the vested portion of the amount credited to his Accounts. The Employee Deferral Account is always 100% vested. The Matching Contribution Account becomes vested at the same time as the Eligible Participant's matching contributions under the 401(k) Plan become vested. No benefit shall be paid with respect to the Participating Employee's Matching Contribution Account (even at his subsequent death) if he is not vested in the account upon his termination of employment, unless he is reemployed under circumstances which cause his matching contributions under the 401(k) Plan with respect to the prior period of employment to become vested.

V.2 FORM. The benefit shall be paid in one lump sum, unless the Plan Administrator, in its complete discretion, decides to make the payment in installments.

V.3 TIME. The benefit shall be paid or commence at such time as the Plan Administrator determines, in its complete discretion, but shall be no later than the 60th day following the year in which the Participating Employee reaches the age of 65.

V.4 DEATH BENEFIT. If a Participating Employee dies while employed, the amount in his Accounts shall be deemed vested and shall be distributed to his beneficiary. If a Participating Employee dies after terminating employment before receiving his full vested benefit, the remainder of his vested benefit shall be distributed to his beneficiary. The Participating Employee's beneficiary shall be such person or persons as he has designated on a form provided by the Plan Administrator. In the absence of a designated beneficiary the benefit shall be paid to the Participating Employee's estate. The death benefit shall be paid in a lump sum or in installments, as determined by the Plan Administrator in its complete discretion. The benefit shall be paid or commence to be paid within 60 days following the Participant's death.

V.5 INSTALLMENTS. An installment benefit shall be paid in a manner determined by the Plan Administrator, in monthly, quarterly or annual installments, over a period of years no greater than 20. If paid in installments the unpaid portion of the vested Account balances shall continue to be credited with earnings and losses.

                             VI.  MISCELLANEOUS

VI.1 ASSIGNMENT. To the extent a Participating Employee or any other person acquires a contractual right to receive payments pursuant to the Plan, such right shall not be subject to assignment, pledge (including collateral for a loan or security for the performance of an obligation), encumbrance or transfer. Any attempt to assign, pledge, encumber or transfer such right shall not be recognized.

VI.2 AMENDMENT. The Company, through its board of directors, shall have the right to amend the Plan, provided that no such amendment shall reduce a Participating Employee's Account balance or shall prevent it from becoming vested as rapidly as accounts vest under the 401(k) Plan. The right to amend includes the right to discontinue offering the opportunity to elect to make Supplemental Employee Deferrals under the Plan, and the right to change or eliminate Supplemental Matching Contributions, provided that any reduction in the rate of Supplemental Matching Contributions cannot be effective unless the Participating Employees are given the right to change the rate of Supplemental Employee Deferrals that the match relates to.

VI.3 GOVERNING LAW. The Plan shall be governed by the laws of the State of Louisiana.

                         VII.    DEMAND FOR BENEFITS

VII.1 DEMAND FOR BENEFITS. Benefits upon termination of employment shall ordinarily be paid to a Participating Employee without the need for demand, and to a death beneficiary upon receipt of the death beneficiary's address and Social Security number (and evidence of death, if needed). Nevertheless, a Participating Employee or a person claiming to be a death beneficiary who claims entitlement to a benefit under Article V can file a claim for benefits with the Plan Administrator. The Plan Administrator shall accept or reject the claim within 30 days of its receipt. If the claim is denied, the Plan Administrator shall give the reason for denial in a written notice calculated to be understood by the claimant, referring to the Plan provisions that form the basis of the denial. If any additional information or material is necessary to perfect the claim, the Plan Administrator will identify these items and explain why such additional material is necessary. If the Plan Administrator neither accepts nor rejects the claim within 30 days, the claim shall be deemed to be denied. Upon the denial of a claim, the claimant may file a written appeal of the denied claim to the Plan Administrator within 60 days of the denial. The claimant shall have the opportunity to be represented by counsel and to be heard at a hearing. The claimant shall have the opportunity to review pertinent documents and the opportunity to submit issues and argue against the denial in writing. The decision upon the appeal must be made no later than the later of (a) 60 days after receipt of the request for review, or
(b) 30 days after the hearing. The Plan Administrator must set a date for such a hearing within 30 days after receipt of the appeal. In no event shall the date of the hearing be set later than 60 days after receipt of the notice. If the appeal is denied, the denial shall be in writing. If an initial claim is denied, and the claimant is ultimately successful, all subsequent reasonable attorney's fees and costs of claimant, including the filing of the appeal with the Plan Administrator, and any subsequent litigation, shall be paid by the Company unless the failure of the Company to pay is caused by reasons beyond its control, such as insolvency or bankruptcy.